SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 3)

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  Preliminary Proxy Statement
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  Definitive Proxy Statement
  Definitive Additional Materials
  Soliciting Material Pursuant to Section 240.14a-12

THE TOPPS COMPANY, INC.

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THE TOPPS COMPANY, INC.
One Whitehall Street
New York, New York 10004

June     , 2005

Dear Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of The Topps Company, Inc., which will be held at J.P. Morgan Chase & Co., One Chase Manhattan Plaza, 60th floor, New York, New York, on June 30, 2005 at 10:30 A.M., Eastern Standard time, to elect three directors and to ratify the appointment of our independent auditors.

Attached is the Notice of Meeting and Proxy Statement which describes in detail the matters on which you are being asked to vote. Also enclosed is the Company's Annual Report.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE BOARD'S NOMINEES ON THE ENCLOSED PROXY CARD.

Your vote is important no matter how many shares you own. Regardless of whether you plan to attend the meeting, I encourage you to vote promptly by completing and returning the enclosed proxy card to ensure that your shares will be represented at the meeting.

If you have any questions or need assistance in voting your shares, please call the firm assisting the Board of Directors in the solicitation of proxies:

MacKenzie Partners
105 Madison Avenue
New York, NY 10016
Call Collect: (212) 929-5500
or
Call Toll Free: (800) 322-2885

Sincerely yours,
Arthur T. Shorin Chairman and Chief Executive Officer

THE TOPPS COMPANY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 30, 2005

To the Stockholders of
THE TOPPS COMPANY, INC.

The annual meeting of stockholders (the "Annual Meeting") of The Topps Company, Inc., a Delaware corporation (the "Company"), will be held at J.P. Morgan Chase & Co., One Chase Manhattan Plaza, 60th floor, New York, New York, on June 30, 2005 at 10:30 A.M., Eastern Standard time, for the following purposes:

1.	To elect three directors to serve for three-year terms until the annual meeting of stockholders to be held in the year 2008;

2.	To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending February 25, 2006; and

3.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on May 9, 2005 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

If you have any questions or need assistance in voting your shares, please call the firm assisting the Board of Directors in the solicitation of proxies:

MacKenzie Partners
105 Madison Avenue
New York, NY 10016
Call Collect: (212) 929-5500
or
Call Toll Free: (800) 322-2885

By order of the Board of Directors,

Warren Friss Corporate Secretary

Dated: June     , 2005

Whether or not you expect to be present at the Annual Meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope. In the event you attend the Annual Meeting and vote in person, the proxy will not be used.

Preliminary Copies

THE TOPPS COMPANY, INC.
One Whitehall Street
New York, New York 10004

PROXY STATEMENT

GENERAL

The Board of Directors of The Topps Company, Inc. (the "Company") is furnishing this proxy statement (the "Proxy Statement") to all stockholders of record so that they will submit their proxies to be voted at the Annual Meeting of stockholders of the Company (the "Annual Meeting") and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at J.P. Morgan Chase & Co., One Chase Manhattan Plaza, 60th floor, New York, New York, on June 30, 2005 at 10:30 A.M., Eastern Standard time. A copy of the Company's Annual Report to Stockholders for the fiscal year ended February 26, 2005 is being mailed to all stockholders with this Proxy Statement. The annual report is also available on the Internet at www.topps.com. The approximate mailing date of this Proxy Statement is June     , 2005.

Proxy Information

Proxies in the form enclosed are being solicited by, or on behalf of, the Company's Board of Directors (the "Board of Directors" or the "Board"). The persons named in the accompanying form of proxy have been designated as proxies by the Board of Directors.

All proxies received as a result of this request will be voted (except as to matters where authority to vote is specifically withheld). Where the proxy asks that a stockholder choose for or against a proposal, the proxy will be voted in accordance with the stockholder's choice. If no choice is indicated on the proposals, the Board of Directors will vote on behalf of the persons named in the proxy: (i) FOR the nominees for election as directors of the Company listed herein, and (ii) FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as auditors for the Company for the fiscal year ending February 25, 2006. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted at the discretion of the proxies.

On April 29, 2005, the Company received notice from Pembridge Value Opportunity Fund, LP (together with its affiliates, "Pembridge") that, at the Annual Meeting, it intended to nominate three candidates for election as directors. On June 9, 2005, the Company and Pembridge entered into an agreement, pursuant to which Pembridge agreed to terminate its proxy solicitation and withdraw its nominees for election as directors. Pembridge also agreed not to engage in certain activities involving the Company, including proxy solicitation, other stockholder proposals or board representation, until December 31, 2005. As part of the agreement, the Company agreed to refrain from adopting any shareholder rights plan, rights agreement or other device commonly known as a poison pill, without the prior approval of the stockholders, until June 30, 2006, and agreed to pay Pembridge $50,000 for expenses.

Record Date and Voting

As of May 9, 2005, the Company had outstanding 40,457,117 shares of common stock, par value $.01 per share ("Common Stock"), entitled to be voted at the Annual Meeting. Each share is entitled to one vote on each matter submitted to a vote of stockholders. Only stockholders of record at the close of business on May 9, 2005 will be entitled to vote at the Annual Meeting. If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, you are considered with respect to those shares the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to submit your voting proxy directly to the Company using the enclosed proxy card or to vote in person at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name". These proxy materials are being forwarded to you by your broker who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker to vote your shares, and your broker or nominee has enclosed a voting instruction card for you to use. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote these shares in person at the meeting.

Under Delaware law and the Company's bylaws, the presence of a quorum is required to transact business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares entitled to vote. Proxies marked "abstain" will be included in determining a quorum. On routine matters, brokers who hold customer shares in "street name" but have not timely received voting instructions from their customers have discretion to vote such shares. Since all of the matters to be voted upon at the Annual Meeting are routine, the presence of such shares will be included in determining whether a quorum is present.

Under Delaware law and the Company's bylaws, proposals must be approved by the affirmative vote of a majority or, in the case of the election of directors, a plurality, of the shares present, either in person or by proxy, at the Annual Meeting and entitled to vote. Accordingly, abstentions will have the same effect as votes "against" a proposal, whereas instructions to withhold voting on the election of any nominee for director will have no effect on the outcome of the vote.

Proxies will be voted as directed, unless revoked at or before the Annual Meeting. Any stockholder who attends the Annual Meeting and elects to vote in person may at the meeting revoke a previously designated proxy. Otherwise, revocation of a proxy will be effective only if a stockholder advises the Corporate Secretary of the revocation in a writing, including a later-dated proxy, that is received by the Corporate Secretary on or before June 29, 2005.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information available to the Company as to shares of Common Stock owned as of May 9, 2005 by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director and nominee for election as a director, (iii) each person designated in the section of this Proxy Statement captioned "Executive Compensation" and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the shares of Common Stock shown.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding
Arthur T. Shorin (2) (3)	2,865,489	6.99%
Ronald L. Boyum (4)	54,602	*
Allan A. Feder (2) (5)	90,455	*
Catherine K. Jessup (6)	151,500	*
Stephen D. Greenberg (7)	133,455	*
Ann Kirschner (8)	72,455	*
David M. Mauer (9)	169,455	*
Edward D. Miller (10)	38,455	*
Jack H. Nusbaum (11)	154,455	*
John Perillo (12)	57,833	*
Scott A. Silverstein (2) (13)	263,546	*
Richard Tarlow (14)	72,455	*
Stanley Tulchin (15)	164,630	*
Private Capital Management, Inc. (16) 8889 Pelican Bay Blvd. Naples, Florida 34108	11,306,955	27.95%
Merrill Lynch & Co., Inc. (17) Merrill Lynch Investment Managers (MLIM) World Financial Center 250 Vesey Street New York, New York 10381	5,896,067	14.57%
Royce & Associates, LLC (18) 1414 Avenue of the Americas New York, New York 10019	4,242,600	10.49%
All directors and executive officers as a group (19 persons) (2)	5,230,549	12.27%

*	less than 1.0%

(1)	Pursuant to regulations of the Securities and Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, or has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)	Does not include 50,000, 1,378 and 20,702 shares of Common Stock owned by immediate family members of each of Messrs. Shorin, Feder and Silverstein, respectively. Messrs. Shorin, Feder and Silverstein disclaim beneficial ownership of such shares.

(3)	Includes 557,500 shares of Common Stock issuable upon exercise of options.

(4)	Includes 44,602 shares of Common Stock issuable upon exercise of options.

(5)	Includes 68,000 shares of Common Stock issuable upon exercise of options.

(6)	Includes 151,500 shares of Common Stock issuable upon exercise of options.

(7)	Includes 85,000 shares of Common Stock issuable upon exercise of options.

(8)	Includes 68,000 shares of Common Stock issuable upon exercise of options.

(9)	Includes 136,000 shares of Common Stock issuable upon exercise of options.

(10)	Includes 34,000 shares of Common Stock issuable upon exercise of options.

(11)	Includes 85,000 shares of Common Stock issuable upon exercise of options.

(12)	Includes 50,333 shares of Common Stock issuable upon exercise of options.

(13)	Includes 251,000 shares of Common Stock issuable upon exercise of options.

(14)	Includes 68,000 shares of Common Stock issuable upon exercise of options.

(15)	Includes 85,000 shares of Common Stock issuable upon exercise of options.

(16)	Based upon a Schedule 13G filed on February 14, 2005 with the Commission by Private Capital Management, Inc.

(17)	Based upon a Schedule 13G filed on February 3, 2005 with the Commission by Merrill Lynch and Co., Inc.

(18)	Based upon a Schedule 13G filed on December 31, 2004 with the Commission by Royce & Associates, LLC.

BOARD OF DIRECTORS

Election of Directors

There are currently nine members of the Board of Directors which is divided into three classes (each with three members), with each class serving for a period of three years. One class of directors is elected by the stockholders annually. This year, Stephen D. Greenberg, Ann Kirschner and Richard Tarlow have been nominated to stand for re-election for a term that expires at the annual meeting of stockholders to be held in the year 2008. Each of these individuals has consented to be named as a nominee in this proxy statement and to serve as a director until the expiration of his or her respective term and until such nominee's successor has been elected or qualified or until the earlier resignation or removal of such nominee.

Should any one or more of these nominees become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may designate substitute nominees, unless the Board of Directors by resolution provides for a lesser number of directors. In this event, the proxy holders will vote for the election of such substitute nominee or nominees.

The following table sets forth the name, age and principal business experience during the past five years of each director of the Company.

Name	Business Experience During Past 5 Years, Age and Other Information	Director of the Company or its Predecessors Since
Nominees to Serve in Office Until 2008
Stephen D. Greenberg	Managing Director, Allen & Co., LLC since January 2002. Chairman of Fusient Media Ventures, Inc. from January 2000 through December 2001. Private Investor from November 1998 to December 1999. President of Classic Sports Network, Inc. from November 1993 through October 1998. Mr. Greenberg is 56 years of age.	1993
Ann Kirschner	President, Comma International (management consulting company, specializing in education, media and technology) since February 2003. Chief Executive Officer and President of FATHOM (the first interactive knowledge network) from 1999 through January 2003. Dr. Kirschner was Vice President of Programming and Media Development for the National Football League from November 1994 through January 1999. Dr. Kirschner is 54 years of age.	1999
Richard Tarlow	Chairman of Roberts & Tarlow (an advertising agency) since 1988. Mr. Tarlow was President of Tarlow Advertising, a division of Revlon Inc., from 1987 to 2000 and Executive Vice President of Revlon Inc. from 1988 to 2000. Mr. Tarlow is 64 years of age.	1999

Name	Business Experience During Past 5 Years, Age and Other Information	Director of the Company or its Predecessors Since
Directors to Continue in Office Until 2007
Allan A. Feder	An independent business consultant for more than the past five years and Chief Executive Officer of Vitarroz Corporation (a proprietary brand food company) from 1988 to 2000. Mr. Feder is 73 years of age.	1992
David M. Mauer	Chief Executive Officer of E&B Giftware, LLC since January 2003. An independent business consultant from July 2001 to December 2002. Served as President and Chief Executive Officer of Riddell Sports Inc. from 1993 until June 2001. Mr. Mauer is 56 years of age.	1996
Jack H. Nusbaum	Chairman of the New York law firm of Willkie Farr & Gallagher LLP and a partner in that firm for more than thirty years. Mr. Nusbaum is also a director of W. R. Berkley Corporation and Strategic Distribution, Inc. Mr. Nusbaum is 64 years of age.	1992
Directors to Continue in Office Until 2006
Arthur T. Shorin	Chairman of the Board and Chief Executive Officer of the Company and its predecessor since 1980. Mr. Shorin was President of the Company from November 1997 to August 2004. Mr. Shorin is the father-in-law of Scott A. Silverstein, President and Chief Operating Officer of the Company. Mr. Shorin is 69 years of age.	1960
Edward D. Miller	Mr. Miller served as President and Chief Executive Officer of AXA Financial, Inc. from August 1997 through June 2001 and from June 2001 through June 2003, he served as a member of the Supervisory Board and Senior Advisor to the Chief Executive Officer of AXA Group. Mr. Miller was Senior Vice Chairman of the Chase Manhattan Corporation from 1996 through July 1997. Mr. Miller is also a director of The American Express Company, Korn/Ferry International, The Institute for Medical Research, North Shore—LIJ Health System, Keyspan Corp. He currently serves as a member of the Board of Governors of the United Way of Tri-State and Chairman of the Board of Directors of Phoenix House. Mr. Miller is a Trustee of the Inner-City Scholarship Fund, the New York City Police Foundation, Pace University and the New York Blood Center. He is also Chairman of the New York City Partnership's Security and Risk Management Task Force. Mr. Miller is 64 years of age.	2001

Name	Business Experience During Past 5 Years, Age and Other Information	Director of the Company or its Predecessors Since
Stanley Tulchin	Chairman of STA International, Inc. (a commercial collection agency) since 1955. Mr. Tulchin has also been Chairman and Chief Executive Officer of Reprise Capital Corporation (a venture capital fund) for more than the past five years. Mr. Tulchin is 78 years of age.	1987

Board Operations and Meetings

The Board of Directors met five times during the fiscal year ended February 26, 2005. Each of the directors who served during such period attended at least 75% of the aggregate number of meetings of the Board of Directors and any committee of which they were members during such period.

The Company does not have a formal policy with regard to Board member attendance at the Annual Meeting. All directors are encouraged to attend the Annual Meeting and eight of the nine directors attended the annual meeting of stockholders held on July 1, 2004.

The Board's operation and responsibilities are governed by the Company's Certificate of Incorporation, By-Laws, charters for the Board's standing committees and the laws of the State of Delaware. In addition, the Board's newly established Nominating and Corporate Governance Committee intends to consider recommending the adoption of Corporate Governance Guidelines. At a meeting on June 1, 2005, the Board passed a resolution limiting the number of additional boards of public companies on which directors may serve to four. Other than as set forth in the Company's Certificate of Incorporation, no members of the Board have individual indemnification agreements with the Company.

Chairman of the Board/Lead Director

At a meeting on June 1, 2005, the Board of Directors established the position of lead director. The Board recognizes that during periods of reduced investor confidence, it may be appropriate to have a non-executive lead director as a symbol of the Board's responsiveness to stockholder concerns. The Board has not designated a single individual to serve as lead director or to act as a spokesperson for the Board. Instead, various individual non-management directors, particularly those who chair committees, will chair the executive sessions on a rotating basis to be determined by the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company's executive officers, directors and ten percent stockholders are required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to file reports of ownership and changes in ownership with the Commission. Based solely upon its review of the copies of reports furnished to the Company through the date hereof, or written representations that no reports were required to be filed, except as stated below, the Company believes that all filing requirements applicable to its executive officers, directors and ten percent stockholders were complied with during the fiscal year ended February 26, 2005.

Michael Murray, an executive officer of the Company, failed to timely report on Form 4 the grant of 22,000 options to him on October 18, 2004. Mr. Murray filed a Form 4 disclosing this grant on October 28, 2004. Christopher Rodman, an executive officer of the Company, failed to timely report on Form 4 the grant of 30,000 options to him on January 12, 2005. Mr. Rodman filed a Form 4 disclosing this grant on January 25, 2005.

Compensation of Directors

For the fiscal year ended February 26, 2005 each director who was not also an employee of the Company received an annual director's fee of $20,000 in cash. In addition, pursuant to an automatic grant feature of the Company's 2001 Stock Incentive Plan, each non-employee director received an award of restricted shares of the Company's common stock on the date of the Company's 2004 annual meeting of stockholders having a value of $20,000. These shares of restricted stock will vest and the restrictions thereon will lapse on the date of this year's Annual Meeting.

In addition, members of the Audit and Compensation Committees received the following annual fees: the chairperson of the Audit Committee received $6,000 while each member received $3,000; the chairperson of the Compensation Committee received $4,000 and each member received $2,000.

Directors who are also officers of the Company are not compensated for their duties as a director.

APPOINTMENT OF AUDITORS

The Board of Directors has retained Deloitte & Touche LLP as independent auditors to report on the consolidated financial statements of the Company for the fiscal year ending February 25, 2006 and to perform such other services as may be required of them. The Board of Directors has directed that management submit the appointment of auditors for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE TOPPS COMPANY, INC. AUDITORS.

OTHER VOTING MATTERS

Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the proxy holders should vote upon them in accordance with their best judgment.

BOARD COMMITTEES

COMPENSATION COMMITTEE

The Company has a Compensation Committee responsible for recommending officers' remuneration and administering The Topps Company, Inc. 2001 Stock Incentive Plan (the "Stock Incentive Plan") and the 1996 Stock Option Plan. The members of the Compensation Committee for the fiscal year ended February 26, 2005 were Messrs. Richard Tarlow, Stanley Tulchin and Dr. Ann Kirschner, all of whom are independent under the applicable listing standards of the National Association of Securities Dealers, Inc. (the "NASD") and none of whom is an employee of the Company. The Compensation Committee held six meetings during the fiscal year ended February 26, 2005.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee is responsible for setting the Company's compensation objectives and policies. It regularly approves compensation plans and sets specific compensation levels for all executive officers. In addition, the Compensation Committee administers the stock option plans and determines the degree and extent of awards granted thereunder.

Compensation Policy

The Compensation Committee seeks to provide a total compensation package that is competitive and intended to retain and motivate the Company's executive officers. In structuring the compensation package for executive officers, the Committee seeks to provide financial incentives tied to the achievement of the Company's short-term and long-term business objectives and intended to enhance stockholder value. To this end, the Company provides base salary, annual bonus and periodic awards of stock options to its executive officers.

In July of fiscal 2005, the Company established the Executive Severance Plan for the purpose of providing a uniform severance policy for key executives (who did not previously have any severance protection), other than Mr. Shorin, and enhancing the Company's ability to attract and retain key executives by assuring them of adequate severance pay in the event of an involuntary termination of their employment. The Executive Severance Plan (described in more detail under the heading "Employment and Severance Agreements") provides for a lump sum severance payment, based on years of service, in the event a participant's employment with the Company is terminated without cause, with an enhanced severance payment if such termination without cause or for good reason occurs in connection with or following a change in control of the Company.

Base Salary

In setting base salary for the executive officers for fiscal 2005, the Compensation Committee considered the base salary levels of executives with similar responsibilities in companies of similar size, business and complexity. The Committee also considered each executive officer's experience in his position at the Company and his actual performance over the prior fiscal year. Based on the above criteria, the Compensation Committee made subjective determinations with respect to the compensation of all of the Company's executive officers other than Mr. Shorin (whose compensation was governed by an Employment Agreement).

Bonus Awards

The Company's Bonus Plan for fiscal 2005 was structured to reward executive officers for performance on the achievement of certain strategic goals and earnings targets. Bonus achievement levels and performance targets for fiscal 2005 were set by the Compensation Committee at the beginning of the year after consideration of bonus levels for executives with similar responsibilities in companies of similar size, business and complexity and the Company's strategic and financial plan for fiscal 2005. During fiscal 2005, Mr. Scott Silverstein was promoted to the position of President of the Company. As part of Mr. Silverstein's promotion and in light of his increased responsibility, the Company amended the bonus arrangement for Mr. Silverstein to increase his bonus opportunity and to provide that 20% of his bonus would be paid in shares of restricted stock of the Company, which would vest over a three-year period. Bonus payments for fiscal 2005 were one-third of the maximum bonus amounts which reflected the attainment of one-third of the targeted objectives for executive officers, including Mr. Silverstein.

Stock Option Awards

Long-term incentive compensation opportunities are provided through grants of stock options under the 2001 Stock Incentive Plan. The Compensation Committee continues to believe that option awards are essential to the long term success of the Company because they provide financial incentives to those key employees directly responsible for the Company's success which are tied to increases in stockholder value and serve to align the interests of such key employees with those of the Company's stockholders. In keeping with the Company's long-term incentive goal to provide key employees with a financial stake in the Company's future and align their interests with those of the Company's stockholders, the Compensation Committee granted options to certain key employees in fiscal 2005. Mr. Silverstein was the only executive officer named in the Summary Compensation Table herein who received option grants in fiscal 2005. The individual award amounts were determined based on a subjective determination of the employee's position, seniority, prior option grants and ability to affect the Company's future success. All options granted have exercise prices which are equal to the fair market value of the Common Stock on the date of grant.

Chief Executive Officer

During fiscal 2005, Mr. Shorin gave notice to the Board of his desire to extend the term of his existing Amended and Restated Employment Agreement (the "Employment Agreement") for an additional two years. After due consideration, the Board approved such extension under the same terms and conditions in order to secure Mr. Shorin's services through May 31, 2007. Mr. Shorin's base salary is set under the terms of his Employment Agreement and has remained unchanged since June 1, 2001. Mr. Shorin agreed to waive the automatic increase in his base salary to which he was entitled upon the extension of the terms of his Employment Agreement. Mr. Shorin's annual performance bonus for fiscal 2005 was determined entirely by reference to uniform, pre-established earnings and strategic targets that were developed for all senior executives at the beginning of the fiscal year. The bonus paid on the achievement of these targets reflected attainment of one-third of the maximum bonus potential.

Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to each of the Company's Chief Executive Officer and four other most highly compensated executive officers, except to the extent such compensation qualifies as "performance-based." Only Mr. Shorin has received compensation in excess of the Section 162(m) limits and all other compensation has been fully deductible by the Company. While the Committee's policy has always been to pursue a strategy of maximizing deductibility of compensation for the Named Executive Officers (as defined below), it also believes it is important to maintain the flexibility to take actions it considers in the best interests of the Company and its stockholders, which are necessarily based on considerations in addition to Section 162(m). In light of the competitive market for highly qualified executives, the Company has exercised that flexibility with respect to Mr. Shorin.

May 5, 2005

Richard Tarlow Stanley Tulchin Ann Kirschner

AUDIT COMMITTEE

The Audit Committee is responsible for overseeing the Company's accounting functions and internal controls and for recommending to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent auditors. The Audit Committee is composed of independent directors of the Company, as defined by the applicable listing standards of the NASD and the standards set forth by the Commission, and acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available free of charge on the Company website. The members of such committee for the fiscal year ended February 26, 2005 were Messrs. Allan A. Feder, Stephen D. Greenberg and Edward D. Miller. Stanley Tulchin served on the committee until July 1, 2004. During the fiscal year ended February 26, 2005, there were seven meetings of the Audit Committee. At the present time, the Company does not have an "audit committee financial expert" as defined in the rules of the Commission serving on the Audit Committee. However, the Board believes that each of the current members of the Audit Committee is able to read and understand fundamental financial statements and is "financially sophisticated" pursuant to applicable NASD rules. Therefore, our Board of Directors has concluded that the appointment of an additional director to the Audit Committee is not necessary at this time. None of the members of the Audit Committee are employees of the Company.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by Deloitte & Touche LLP and shall not engage Deloitte & Touche LLP to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to the Chairman of the Audit Committee, in which case such approval must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit, audit-related, tax and other services provided by Deloitte & Touche LLP for the recently completed fiscal year.

Auditors Service Fees

The following is the breakdown of aggregate fees billed by the auditors to the Company for professional services in the last two fiscal years.

Description	2005	2004
Audit Fees	$495,282	$409,000
Audit-Related Fees(1)	743,273	186,000
Tax Fees(2)	228,469	265,100
Total	$1,467,024	$860,100

(1)	Consists of Sarbanes-Oxley and acquisition due diligence fees.

(2)	Consists primarily of U.S. and international tax compliance and planning.

Report of The Audit Committee of The Board of Directors

The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements for the fiscal year ended February 26, 2005. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The independent auditors provided to the Audit Committee the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended. The Audit Committee has reviewed and discussed with the independent auditors the firm's independence and has considered the compatibility of any non-audit services with the auditors' independence.

Based on its review of the audited financial statements and the various discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended February 26, 2005.

May 11, 2005

Allan A. Feder Stephen D. Greenberg Edward D. Miller

NOMINATING COMMITTEE

In fiscal year 2005 the Company did not have a nominating committee and the functions typical of a nominating committee, including the identification, recruitment and selection of nominees for election as a director of the Company, were performed by the Board as a whole. Eight of the nine members of the Board (Messrs. Allan A. Feder, Stephen D. Greenberg, David M. Mauer, Edward D. Miller, Jack H. Nusbaum, Richard Tarlow and Stanley Tulchin and Dr. Ann Kirschner) are "independent" as that term is defined under applicable NASD listing standards. The nominees for re-election as a director at this Annual Meeting were unanimously recommended by the Board. At a meeting on June 1, 2005, the Board of Directors established a nominating and corporate governance committee, comprised of three members, Messrs. Greenberg, Feder and Miller, each of whom is independent under the applicable listing standards of the NASD and none of whom is an employee of the Company. The nominating and corporate governance committee will oversee and assist the Board of Directors in reviewing and recommending nominees for election as directors, assessing the performance of the Board of Directors, directing guidelines for the composition of the Board of Directors, making recommendations to the Board regarding corporate governance matters and practices and providing oversight with respect to corporate governance and ethical conduct.

The nominating and corporate governance committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. To date, the Company has not engaged any third party to assist in identifying or evaluating potential nominees. For all potential candidates, the committee may consider all factors it deems relevant, such as a candidate's personal integrity and sound judgment, business and professional skills and experience, independence, industry specific knowledge, possible conflicts of interest, general reputation and expertise, the extent to which the candidate would fill a present need on the Board of Directors and concern for the long-term interests of the stockholders. In addition, while not required of any one candidate, the nominating and corporate governance committee considers favorably experience, education, training or other expertise in business or financial matters and prior experience serving on the boards of public companies. Collectively, the composition of the Board must meet the applicable NASD listing requirements. In evaluating any candidate for director nominee, the nominating and corporate governance committee also evaluates the contribution of the proposed nominee toward compliance with the applicable NASD listing standards.

After a possible candidate is identified, the individual meets with various members of the nominating and corporate governance committee and other members of the Board who evaluate the candidate's credentials, experience, interest and willingness to serve. Board members discuss these issues amongst themselves as well as the individual's potential to be an effective Board member. If the discussions and evaluation are positive, the individual is invited to serve on the Board.

In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2006 Annual Meeting of Stockholders using the procedures set forth in the Company's by-laws, it must follow the procedures described in "Stockholder Communications with the Board." If a stockholder wishes simply to propose a candidate for consideration as a nominee by the nominating and corporate governance committee, it should submit any pertinent information regarding the candidate to the Nominating Committee by mail at One Whitehall Street, New York, NY 10004 (c/o The Topps Company, Inc.) no later than January 14, 2006.

A copy of the nominating and corporate governance committee's written charter is publicly available on the Company's website at www.topps.com.

EXECUTIVE COMPENSATION

The following table sets forth for each of the last three fiscal years information regarding the compensation of (i) the Company's Chief Executive Officer and (ii) the four other most highly compensated persons who were executive officers at the end of the fiscal year ended February 26, 2005 (each a "Named Executive Officer").

Summary Compensation Table(1)

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)		Securities Underlying Options/ SARs (#)	Restricted Stock Awards ($)
Arthur T. Shorin	2005	985,000	197,000		—	—
Chairman and Chief Executive Officer	2004	985,000	697,000	(2)	50,000
	2003	985,000	450,145		—
Scott A. Silverstein(3)	2005	376,654	90,850		200,000	22,712	(4)
President and Chief Operating	2004	310,462	62,138		75,000
Officer	2003	302,115	137,364		—
Ronald L. Boyum	2005	296,981	59,431		—	—
Vice President – Marketing and	2004	293,000	58,600		50,000
Sales and General Manager	2003	288,535	131,932		—
Confectionery
John Perillo	2005	267,885	53,607		—	—
Vice President – Operations	2004	259,885	52,008		40,000
	2003	251,885	126,932		—
Catherine K. Jessup	2005	260,760	52,192		—	—
Vice President – Chief Financial	2004	250,462	50,130		75,000
Officer and Treasurer	2003	240,663	110,067		—

(1)	Because none of the Named Executive Officers received (a) perquisites and other personal benefits (including, for certain of the Named Executive Officers, medical reimbursements and car use allowances) in excess of the lesser of $50,000 or 10% of such officer's annual salary and bonus, or (b) any other compensation required to be reported, the columns entitled "Other Annual Compensation," "LTIP Payouts" and "All Other Compensation" are inapplicable and have therefore been omitted from the table.

(2)	Includes an extension bonus of $500,000 under the terms of the Employment Agreement.

(3)	Mr. Silverstein is the son-in-law of Mr. Shorin.

(4)	Mr. Silverstein was granted 2,546 shares of restricted stock on April 11, 2005 which reflected twenty percent (20%) of his bonus for FYE 2005. The shares vest over three (3) years. As of February 26, 2005, Mr. Silverstein held no shares of restricted stock.

Option/SAR Grants in Last Fiscal Year

The following table provides information regarding the grants of options during the fiscal year ended February 26, 2005.

Individual Grants					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation For Option Term ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5%	10%
Arthur T. Shorin	—	—	—	—	—	—

Scott A. Silverstein	200,000 (2)	76.34	9.23	8/4/2014	1,160,939	2,942,049

Ronald L. Boyum	—	—	—	—	—	—

John Perillo	—	—	—	—	—	—

Catherine K. Jessup	—	—	—	—	—	—

(1)	All options were granted under the 2001 Stock Incentive Plan.

(2)	The options to acquire shares of Common Stock were granted on August 4, 2004. One-third will become exercisable August 4, 2005, another third on August 4, 2006 and the remainder will become exercisable on August 4, 2007.

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table provides information regarding the exercise of options during the fiscal year ended February 26, 2005 and the number and value of unexercised options held at fiscal year-end by each of the Named Executive Officers.

(a)	(b)	(c)	(d)		(e)
			Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Arthur T. Shorin	—	—	557,500	25,000	3,318,487	24,000
Scott A. Silverstein	15,000	64,763	251,000	250,000	1,124,170	98,000
Ronald L. Boyum	—	—	44,602	33,334	72,937	32,001
John Perillo	67,500	476,703	50,333	26,667	109,497	25,600
Catherine K. Jessup	45,000	144,568	151,500	50,000	635,783	48,000

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	3,762,919	$7.22	1,797,340
Equity compensation plans not approved by security holders	—	—	—
TOTAL	3,762,919	$7.22	1,797,340

Pension Benefits

The Company maintains a tax qualified non-contributory defined benefit pension plan for its eligible employees (the "Retirement Plan"). The Summary Compensation Table contained in this Proxy Statement does not include the benefit accruals in respect of the Named Executive Officers under the Retirement Plan. The estimated annual pension benefits under the Retirement Plan, assuming retirement at age 65, at various levels of compensation and years of credited service are illustrated by the following table:

Annual Retirement Benefit for Specified
Years of Credited Service(1)(2)

Highest Average Compensation(3)	15	20	25	30	35	40	50
$ 160,000	$34,865	$47,322	$60,278	$73,312	$75,010	$77,010	$81,010
$ 175,000	$38,615	$52,323	$66,528	$80,812	$82,727	$84,885	$89,260
$ 200,000	$44,865	$60,656	$76,945	$93,312	$95,540	$98,010	$103,010
$ 225,000	$51,115	$68,990	$87,362	$105,812	$108,352	$111,135	$116,760
$ 250,000	$57,365	$77,323	$97,779	$118,313	$121,165	$124,260	$130,510
$ 300,000	$69,866	$93,990	$118,613	$143,313	$146,790	$150,510	$158,010
$ 400,000	$94,866	$127,324	$160,280	$193,314	$198,040	$203,010	$213,010
$ 450,000	$107,366	$143,991	$181,114	$218,315	$223,665	$229,260	$240,510
$ 500,000	$119,867	$160,658	$201,948	$243,315	$249,290	$255,510	$268,010
$ 600,000	$144,867	$193,992	$243,615	$293,316	$300,540	$308,010	$323,010
$ 800,000	$194,868	$260,660	$326,950	$393,318	$403,040	$413,010	$433,010
$1,000,000	$244,869	$327,328	$410,285	$493,320	$505,540	$518,010	$543,010
$1,500,000	$365,040	$490,040	$615,040	$740,040	$758,790	$777,540	$815,040
$1,700,000	$415,040	$556,707	$698,373	$840,040	$861,290	$882,540	$925,040

(1)	These are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. The maximum annual benefit permitted under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), is generally limited to $170,000 at present and will be adjusted to reflect cost-of-living increases in 2006 and succeeding plan years.

(2)	The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Code, compensation in excess of $210,000 (as adjusted to reflect cost-of-living increases) is disregarded for purposes of determining highest average compensation of participants in the Retirement Plan for the 2005-06 plan year. Benefits accrued as of the last day of the plan year beginning in 1993 on the basis of compensation in excess of the applicable dollar limit are preserved. The $210,000 limit will be adjusted for cost-of-living increases in 2006 and succeeding plan years.

(3)	This table includes supplemental pension benefits payable to Mr. Shorin in excess of the limitations on compensation and benefits under the Code and other applicable laws, pursuant to an amended and restated supplemental pension agreement entered into as of June 1, 2001 (the "Supplemental Pension Agreement"). These benefits are computed in accordance with the same formula provided under the Retirement Plan without regard to the aforementioned limitations. However, compensation attributable to stock appreciation rights and stock options is not taken into account in determining highest average compensation for purposes of the Supplemental Pension Agreement.

The normal retirement benefit under the Retirement Plan is payable in the form of a "straight life" annuity and is equal to the greater of (i) 1.667% of a participant's highest average W-2 compensation multiplied by the participant's years of credited service not in excess of 30 years, plus .25% of the participant's highest average compensation multiplied by the participant's years of credited service in excess of 30 years, reduced by 50% of the participant's estimated primary Social Security benefit determined on the basis of the participant's earnings from the Company, or (ii) $204 multiplied by the participant's years of credited service not in excess of 20 years, plus $144 multiplied by the participant's credited service in excess of 20 years (but not to exceed 10 additional years). The "highest average compensation" for purposes of determining the normal retirement benefit is equal to one-fifth of the total compensation that is paid to a participant by the Company for the 60 consecutive-month period in which the participant's compensation was greatest during the 120-month period prior to the participant's retirement or termination of employment. Subject to the $210,000 compensation limit in the case of an executive officer other than Mr. Shorin, such compensation includes all compensation reflected in the Summary Compensation Table to the extent included in gross income for the applicable base years.

As of February 26, 2005, the persons named in the Summary Compensation Table were credited with the following years of service: Mr. Shorin - 47, Mr. Silverstein - 13, Mr. Boyum - 16, Mr. Perillo - 28, Ms. Jessup - 9.

EMPLOYMENT & SEVERANCE AGREEMENTS

Mr. Shorin's Employment Agreement

In 2004, Mr. Shorin requested a two-year extension of his Amended and Restated Employment Agreement with the Company (as extended, the "Employment Agreement"). The Board agreed to the two-year extension commencing on June 1, 2005 on the same terms and conditions as before (described below). As a result of the extension, and pursuant to the terms of the Employment Agreement prior to the extension, the Company will pay to Mr. Shorin a $500,000 extension bonus. The Employment Agreement provides for a continued term of two years (the "Term") with an annual base salary of $985,000 subject to increase at the discretion of the Compensation Committee. In fiscal 2005, Mr. Shorin agreed to waive the automatic increase in base salary equal to the percentage increase in the Consumer Price Index, as required under the terms of the extension. Mr. Shorin's Employment agreement provides for an annual target bonus opportunity which is not less favorable than that provided for other executive officers of the Company.

If Mr. Shorin is terminated without "Cause" or resigns for "Good Reason" (as defined in the Employment Agreement), he will receive a full or prorated bonus for the year of termination (based on the time within the fiscal year that the termination occurs) and a lump sum severance payment will be made as liquidated damages equal to three times Mr. Shorin's base salary plus his highest annual bonus paid for the three fiscal years ended prior to the date of termination, and he will continue to participate in all of the Company's benefit plans for a period of three years following such termination. In addition, all of his unvested stock options vest and remain exercisable in accordance with their terms.

The Employment Agreement also requires that, in the event any payments made upon his termination of employment are treated as "parachute payments" subject to excise taxes under federal tax law, the Company will make an additional payment to the applicable tax authorities on behalf of Mr. Shorin so that his after-tax position is the same as if the payments were not subject to an excise tax.

Mr. Shorin's Employment Agreement also requires the Company to make annual contributions, to an irrevocable Company trust account, of assets equal to the present value of the supplemental pension benefits which accrue during each fiscal year for Mr. Shorin under his Supplemental Pension Agreement. In the event of his termination without Cause or Resignation for Good Reason, the Employment Agreement counts severance compensation paid to Mr. Shorin in determining highest average compensation and credits Mr. Shorin with three additional years of service for pension purposes.

At the end of the Term, Mr. Shorin may request another two-year extension on equivalent terms with a minimum base salary adjustment for increases in the cost of living since June 1, 2005 and a $500,000 extension bonus. If the Company determines not to extend the Term, Mr. Shorin's employment will terminate on May 31, 2007 and he will be entitled to the severance compensation outlined above for a termination without cause for two years instead of three. If Mr. Shorin elects to retire at the end of the two-year Term rather than seek an extension of the Term, Mr. Shorin will be entitled to the severance compensation outlined above for one year instead of three. In addition, the Employment Agreement provides that if the Term is not extended beyond May 31, 2007 or if Mr. Shorin retires at the end of the Term, the Company will offer Mr. Shorin a three-year post-employment consulting agreement providing for a $350,000 annual consulting fee in return for Mr. Shorin's continued part-time services.

Executive Severance Plan

In July of fiscal 2005, the Company adopted the Executive Severance Plan for the purpose of providing a uniform severance policy for key executives (other than Mr. Shorin) and enhancing the Company's ability to attract and retain key executives by assuring them of adequate severance pay in the event of an involuntary termination of their employment. The participants in the Executive Severance Plan are determined by Mr. Shorin. The Executive Severance Plan provides for a lump sum severance payment in the event a participant's employment with the Company is terminated (i) by the Company without cause (not in connection with a change in control of the Company) or (ii) by the Company without cause or by the participant for good reason (in either case, in connection with a change in control of the Company or within two years following such change in control). The amount of severance payable in a termination not in connection with a change in control is based on the participant's years of service with the Company, with a minimum of 8 weeks base salary payable and an additional week of base salary payable for every year of service with the Company in excess of six years of service. The amount of severance payable upon a termination in connection with or within two years following a change in control is equal to two times the sum of the participant's (i) then current base salary and (ii) highest annual bonus payable with respect to the last three fiscal years prior to the change in control. The severance payments under the Executive Severance Plan are subject to the adherence to confidentiality requirements during and following employment and non-competition and non-solicitation requirements following termination of employment in connection with a change in control.

CERTAIN RELATIONSHIPS

Jack H. Nusbaum, a director, is a partner in the law firm of Willkie Farr & Gallagher LLP, outside counsel to the Company.

PERFORMANCE GRAPH

The graph set forth below shows the yearly percentage change in the Company's cumulative total stockholder return against each of the S&P MidCap 400, the S&P 500 and a composite index (the "Composite Index"), in each case assuming an investment of $100 on February 26, 2000 and the accumulation and reinvestment of dividends paid thereafter through February 26, 2005.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100

The Composite Index is comprised of four industry groups reported in the "Directory of Companies Required to File Annual Reports with the Securities and Exchange Commission" for the period ended September 30, 1993, and based upon the Standard Industrial Classification ("SIC") codes developed by the Office of Management and Budget, Executive Office of the President. The four industry groups are Miscellaneous Publishing (SIC Code 2741), Sugar and Confectionery Products (SIC Code 2060), Periodicals: Publishing or Publishing and Printing (SIC Code 2721) and Wholesale - Miscellaneous Durable Goods (SIC Code 5090).

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to its directors and executive officers as well as to all employees of the Company. The Code of Business Conduct and Ethics is available free of charge on our website. Amendments to the Code of Business Conduct and Ethics or any grant of a waiver from a provision of the Code of Business Conduct and Ethics requiring disclosure under applicable rules of the Commission will also be disclosed on the Company's website.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

To date, the Board has not developed formal processes by which stockholders may communicate directly with directors because it believes that the existing informal process, in which any communication —sent to the Board either generally or in care of the Chief Executive Officer, Corporate Secretary, or another corporate officer is forwarded to all members of the Board, has served the stockholders' needs. In view of recently adopted disclosure requirements by the Commission related to this issue, the Company may consider development of more specific procedures. Until any other procedures are developed and posted on the Company's corporate website, any communication to the Board should be mailed to the Board, in care of the Company's Corporate Secretary, at the Company's headquarters in New York, New York. The mailing envelope must contain a clear notation indicating the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

STOCKHOLDER PROPOSALS — 2006 ANNUAL MEETING

Any proposals of stockholders of the Company intended to be included in the Company's proxy statement and form of proxy relating to the Company's next annual meeting of stockholders must be in writing and received by the General Counsel of the Company at the Company's office at One Whitehall Street, New York, New York 10004-2109 no later than January 10, 2006. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after June 30, 2006, in order to be timely, notice by the stockholder must be received no later than a reasonable time before the Company begins to print and mail its proxy materials.

Any stockholder interested in making a proposal is referred to Article II, Section 4 of the Company's Restated By-Laws.

SOLICITATION OF PROXIES

Proxies in the form enclosed are being solicited by the Board of the Company. The methods used to solicit the enclosed proxies include by mail to stockholders of the Company, and personally by directors, or executive officers. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules of the SEC and applicable stock exchanges.

The total cost of solicitation will be borne by the Company. In addition, the Company has retained MacKenzie Partners, Inc. or MacKenzie, to assist in soliciting proxies, for which services the Company will pay a fee of up to $100,000 in the aggregate plus a fee per call and reasonable out-of-pocket expenses. Under MacKenzie's retention agreement, the Company will generally indemnify and hold harmless MacKenzie and its affiliates against claims, costs, and expenses directly relating to MacKenzie's services for the Company. MacKenzie will be the sole proxy solicitor retained by the Company in connection with the Annual Meeting.

The Company's Annual Report on Form 10-K for the fiscal year ended February 26, 2005 and the Proxy are available to all investors on the internet at www.topps.com and will be provided to any stockholder of record at the close of business on May 9, 2005 without charge upon written request to Investor Relations at One Whitehall Street, New York, New York 10004-2109.

By order of the Board of Directors,
Arthur T. Shorin Chairman and Chief Executive Officer

Preliminary Copies

PROXY

THE TOPPS COMPANY, INC.

The undersigned hereby appoints SCOTT SILVERSTEIN and WARREN FRISS, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of stock of THE TOPPS COMPANY, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at J.P. Morgan Chase & Co., One Chase Manhattan Plaza, 60th floor, New York, New York on June 30, 2005 at 10:30 a.m. (local time) and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such stock.

The undersigned authorizes and instructs said proxies to vote as follows:

1. ELECTION OF DIRECTORS	FOR all nominees listed below (except marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below

Stephen D. Greenberg, Ann Kirschner and Richard Tarlow
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

Withhold Authority:

2.	To ratify the appointment of Deloitte & Touche LLP, as independent auditors for the Company for the fiscal year ending February 25, 2006.

   FOR                                 AGAINST                                 ABSTAIN

3.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR all nominees for director and FOR Items 2 and 3.

(continued and to be signed on reverse side)

(continued from reverse side, which should be read before signing)

This Proxy when properly executed will be voted in the manner directed herein and in the discretion of the aforementioned proxies on all other matters which may properly come before the meeting. If no instruction to the contrary is indicated, this Proxy will be voted FOR all nominees for director and FOR Items 2 and 3.

Dated: __________________________, 2005

Please sign exactly as your name or names appear at the left.

Please return this proxy in the accompanying business reply envelope even if you expect to attend in person.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.